FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207567-05

Sent:  Friday, May 19, 2017 12:22 PM

Subject:  CFCRE 2017-C8 **X-A PRICED** PUBLIC

CFCRE 2017-C8 - NEW ISSUE CMBS **PUBLIC PRICED**

JOINT BOOKRUNNERS & CO-LEAD MANAGERS:  CANTOR FITZGERALD & CO. and UBS SECURITIES LLC

CO-MANAGERS:  CASTLEOAK SECURITIES, L.P. and CITIGROUP

RATING AGENCIES:  FITCH, KROLL & MOODY'S

**PUBLIC OFFERED CERTIFICATES**

CLASS	RATING (F/K/M)	SIZE ($MM)	WAL	YIELD	PRICE	SPREAD
X-A	AAAsf/AAA(sf)/Aaa(sf)	428.699	8.35	3.59045%	11.75046%	J/145

PRICING ASSUMPTIONS:  100% CPY TO CALL & OVER INTERPOLATED USD TSY

TIMING:

ANTICIPATED SETTLEMENT:  June 8, 2017

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-207567) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Cantor Fitzgerald & Co., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-212-915-1700 or by email to the following address: legal@ccre.com.

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